[Letterhead of Coopers & Lybrand]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement of Citicorp Mortgage Securities, Inc. REMIC Pass-Through Certificates, Series 1998-2, dated April 17, 1998, of our report dated February 3, 1998, on our audits of the consolidated financial statements of MBIA Insurance Corporation and its Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus dated April 17, 1998.


                                   /s/ Coopers & Lybrand L.L.P.
                                   ----------------------------
                                   COOPERS & LYBRAND L.L.P.


New York, New York
April 17, 1998